Exhibit 99.1

John Christie

Senior Director

Investor Relations & Research

AvalonBay Communities, Inc.

703-317-4747

ir@avalonbay.com

 For Immediate Release

AvalonBay Communities, Inc. Announces Closing of Tender Offer for
7.50% Medium-Term Notes Due August 1, 2009 and December 15, 2010

ALEXANDRIA, VA (January 21, 2009) – AvalonBay Communities, Inc. (“AvalonBay” or the “Company”) (NYSE: AVB) announced today it has accepted for purchase the principal amount of its outstanding notes set forth below, which were validly tendered pursuant to its previously announced cash tender offer for such notes (the “Tender Offer”).  The Tender Offer expired at 11:59 p.m., Eastern Time, on Friday, January 16, 2009.  Payment for the notes purchased pursuant to the Tender Offer was made on Tuesday, January 20, 2009.  The aggregate consideration for the notes accepted for payment, including accrued and unpaid interest, was $102,360,420.65.

CUSIP Number	Issuer	Title of Security	Aggregate Principal Amount Accepted for Purchase
05348E AB5	AvalonBay Communities, Inc.	7.50% Medium-Term Notes due August 1, 2009	$37,438,000
05348E AD1	AvalonBay Communities, Inc.	7.50% Medium-Term Notes due December 15, 2010	$64,423,000

The Tender Offer was made pursuant to the Offer to Purchase dated January 9, 2009 and the related Letter of Transmittal.

J.P. Morgan Securities Inc. acted as Dealer Manager for the Tender Offer.

This press release is neither an offer to purchase nor a solicitation to buy any of the notes.

About AvalonBay Communities, Inc.

AvalonBay Communities, Inc. is one of the largest equity real estate investment trust (REIT) companies in the United States focused on the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets.  As of December 31, 2008, the Company owned or held a direct or indirect ownership interest in 178 apartment communities containing 50,289 apartment homes in ten states and the District of Columbia, of which 15 communities were under construction and nine communities were under reconstruction.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements by AvalonBay can be identified by the use of words such as “expects,” “plans,” “estimates,”

Copyright © 2009 AvalonBay Communities, Inc. All Rights Reserved

“projects,” “intends,” “believes” and similar expressions that do not relate to historical matters.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward- looking statements as a result of risks and uncertainties, including, without limitation, possible changes in the timing and consummation of the Tender Offer and other matters detailed in AvalonBay’s filings with the Securities and Exchange Commission, including AvalonBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.”  AvalonBay does not undertake a duty to update forward-looking statements.

Copyright © 2009 AvalonBay Communities, Inc. All Rights Reserved